UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   June 3, 2010

Universal Gold Mining Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-140900	20-4856983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Gottbetter & Partners LLP 488 Madison Avenue, 12th Floor New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 400-6900
(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreements

On June 3, 2010 we decreased the number of shares eligible for issuance under our 2008 Equity Incentive Plan from 40,000,000 to 10,000,000 shares.

Item 3.02.	Unregistered Sales of Equity Securities

On June 3, 2010 we authorized the issuance of and granted an aggregate of 8,350,000 non-statutory options under our 2008 Equity Incentive Plan to our directors as follows:

David Rector	350,000 options
Craig Niven	2,000,000 options
Bruce Stewart	2,000,000 options
Andrew Neale	2,000,000 options
David Cather	2,000,000 options

Each option is exercisable for a period of five years commencing three years from the date of grant, subject to prior vesting, and can be exercised for the purchase of one share of our common stock, during such exercise period at a price of $0.20 per share.  One third of such options vest on each of the date of grant, the first anniversary of the date of grant and the second anniversary of the date of grant.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

On June 3, 2010 we determined to increase the size of our board of directors to five persons and appointed Craig Niven, Bruce Stewart, Andrew Neale and David Cather to serve on our board of directors.

At the time of such appointments, we further determined to issue an aggregate of 8,350,000 stock options to our directors pursuant to our 2008 Equity Incentive Plan (see Item 3.02 above). At this time, we have no arrangements in place to provide additional compensation to our directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Gold Mining Corp.

Date: June 9, 2010	By:	/s/ David Rector
David Rector, President